HSBC USA INC. Buffered Enhanced Market Participation Note Linked to Standard and Poor’s 500® Index
Filed Pursuant to Rule 433
Registration No. 333-158385
August 4, 2009

FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement April 9, 2009)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

INDICATIVE TERMS
Issuer	HSBC USA Inc.
Issue	Approximately 15 month Buffered Enhanced Market Participation Notes
Issuer Rating	AA- (S&P), A1 (Moody’s)[1]
Trade Date	August 24, 2009
Pricing Date	August 24, 2009
Settlement Date	August 27, 2009
Final Valuation Date	November 24, 2010
Maturity Date	November 30, 2010
Issue Price	$1,000 per note (100.00%)
Index	S&P 500® Index (“SPX”) (the “Reference Asset”)
Cash Settlement Value
Investors will receive a cash payment on the maturity date equal to the Cash Settlement Value, which is based on the Reference Return:

If the Reference Return is positive, your principal will increase 2% for every 1% increase in the Reference Return, subject to the Maximum Cap.

If the Reference Return is negative, but is not less than -10%, you will receive your principal amount.

If the Reference Return is less than -10%, you will lose 1% of your principal for each percentage point that the Reference Return is less than -10%.

Upside Participation Rate	200%
Buffer Value	-10%
Maximum Cap	12.00% to 17.00%, which will be determined on the Trade Date.
Reference Return	Final Level – Initial Level Initial Level
Initial Level	The closing of the Index on the Pricing Date as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <Index>”.
Final Level	The closing of the Index on the Final Valuation Date as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <Index>”.
Minimum Denomination	$1,000 and increments of $1,000 thereafter.
CUSIP	4042K0YM1
1.
A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.

Notes Description

The notes provide the investor with a 200% Upside Participation Rate on the positive performance of the S&P 500® Index subject to the Maximum Cap. The notes are not principal protected but offer protection for the first 10% decline in the level of the Index.  Accordingly, if the Reference Return is negative, the investor may lose up to 90% of their initial investment in the notes.

This note is applicable for those investors who have a moderately bullish view on the performance of the S&P 500® Index and desire enhanced upside participation subject to the Maximum Cap.   Because the note provides first loss protection of only 10%, the investor is willing and able to sustain up to a 90% loss of their initial investment.  The terms and conditions of the notes apply only if the notes are held to maturity.  Any payment on the notes is subject to the creditworthiness of the Issuer.

Highlights

•
Enhanced Growth Potential: The potential for 200% upside participation in the underlying subject to a Maximum Cap that will be between 12.00% and 17.00% (the be determined on the Pricing Date) at maturity.

•	Buffer Protection: At maturity, investors will not experience any loss associated with the first 10% of decline in the level of the Index.

Hypothetical Payoff Scenarios 2

Reference Return	Repayment Stated in Percentage of Principal
20%	114.50%
15%	114.50%
10%	114.50%
5%	110%
3%	106%
0%	100%
-5%	100%
-10%	100%
-15%	95%
-20%	90%
2. Assumes a Maximum Cap of 14.50% (the midpoint of the expected range of 12.00% to 17.00%.  The actual Maximum Cap will be determined on the Pricing Date).

INDEX DESCRIPTION AND HISTORICAL PERFORMANCE

10 Year Historical Month-End Price Performance of the Index Past performance is not a prediction or guarantee of future results. Source: Bloomberg Professional® service.
The S&P 500® Index is a capitalization-weighted index of 500 stocks.  The index is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

Source: Bloomberg Professional® service.

INVESTOR SUITABILITY

The notes may be suitable for you if:
•     You seek an investment with an enhanced return linked to the potential positive performance of the Index and you believe the level of the Index will increase over the term of the notes.
•     You are willing to invest in the notes based on the Maximum Cap indicated herein (the actual Maximum Cap will be determined on the Pricing Date) which may limit your return at maturity.
•     You are willing to make an investment that is exposed to the negative Reference Return on a 1 to 1 basis for each percentage point that the Reference Return is less than -10%.
•     You are willing to forego dividends or other distributions paid to holders of stocks comprising the Index.
•     You do not seek current income from this investment.
•     You do not seek an investment for which there is an active secondary market.
•     You are willing to hold the notes to maturity.
•     You seek an investment whose return is linked to the Index, which is an index that represents companies in a variety of market sectors.
•     You are comfortable will the creditworthiness of HSBC, as issuer of the notes.

The notes may not be suitable for you if:
•     You believe the Reference Return will be negative on the final valuation date or that the Reference Return will not be sufficiently positive to provide you with your desired return.
•     You believe the level of the Index will decrease over the term of the notes.
•     You are unwilling to make an investment that is exposed to the negative Reference Return on a 1 to 1 basis for each percentage point that the Reference Return is below -10%.
•     You seek an investment that is 100% principal protected.
•     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
•     You prefer to receive the dividends or other distributions paid on any stocks included in the Index.
•     You seek current income from your investment.
•     You seek an investment for which there will be an active secondary market.
•     You are unable or unwilling to hold the notes to maturity.
•     You do not seek an investment whose return is linked to the Index, which is an index that represents companies in a variety of market sectors.
•     You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the notes.

CERTAIN RISKS AND CONSIDERATIONS

Purchasing the notes involves a number of risks.  It is suggested that prospective investors reach a purchase decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the notes in light of their particular circumstances.  See “Risk Factors” in the accompanying Free Writing Prospectus and Prospectus Supplement for a discussion of risks, which include:
•	The notes are not fully principal protected and you may lose up to 90% of your initial investment.
•	Your gain on the notes at maturity, if any, may not reflect the full performance of the Index.
•	There may not be an active secondary trading market in the notes and notes should be viewed as long term instruments.
•	Return on the notes is linked to the performance of common stocks traded on the U.S. securities markets and may be positive or negative.
•	Movements in the level of the Index may affect whether or not you receive your full principal back.
•	Your yield may be less than that of a standard debt security of comparable maturity.
•	You will not receive any periodic interest payments on the notes.
•	The notes will not be listed or displayed on any securities exchange.
•	The notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities.
•	These notes are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency.

This Free Writing Prospectus relates to one note offering linked to the Index identified on the cover page.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the note offering relates only to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index or as to the suitability of an investment in the notes.

You should read this document together with the Prospectus dated April 2, 2009, the Prospectus Supplement dated April 9, 2009, the Product Supplement dated April 9, 2009 and the Free Writing Prospectus dated August 1, 2009.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page S-3 of the Prospectus Supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a Prospectus) and a second Free Writing Prospectus with the Securities and Exchange Commission for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the Prospectus, the Prospectus Supplement, the Product Supplement and the other Free Writing Prospectus for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement or Free Writing Prospectus if you request it by calling toll free, 1-888-800-4722.
You may also obtain:
•	the Free Writing Prospectus at http://www.sec.gov/Archives/edgar/data/83246/000114420409040379/v156422_fwp.htm
•	the Product Supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
•	the Prospectus Supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the Prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm
We are using this Free Writing Prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.